Exhibit 107

Calculation of Filing Fee Tables
POS AM
(Form Type)

TABOOLA.COM LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Warrants to purchase Ordinary Shares	415(a)	7,175,000 (1)		—(2)		—(2)	F-3	333-257879	September 2, 2021	—(2)
	Equity	Ordinary Shares, no par value per share, underlying warrants to purchase Ordinary Shares	415(a)	12,350,000 (3)		$116,584,000 (3)		$12,719.31	F-3	333-257879	September 2, 2021	$12,719.31
	Total Offering Amounts					$116,584,000		$12,719.31
	Total Fees Previously Paid							$12,719.31
	Total Fees Offsets							$0
	Net Fee Due							$0

(1)
Represents the resale of 7,175,000 private placement warrants.

(2)
No separate fee due in accordance with Rule 457(i).

(3)
12,350,000 ordinary shares issuable upon the exercise of the private placement warrants and public warrants (as defined in the registration statement).